Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Mariann Ohanesian (mohanesian@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS SECURES $75 MILLION COMMITTED EQUITY FINANCING FACILITY
SAN DIEGO (February 3, 2006) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today announced that it has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge has committed to provide up to $75 million of capital for three years through the purchase of newly-issued shares of Santarus’ common stock. Under the terms of the agreement, Santarus will determine the exact timing and amount of any CEFF financings, subject to certain conditions. The CEFF allows Santarus to raise capital, at its discretion, to support Santarus’ corporate activities.
Certain details of the CEFF are as follows:
•	For a period of three years, subject to the conditions of the CEFF, Santarus can access up to $75 million from Kingsbridge in exchange for newly-issued shares of Santarus’ common stock. Santarus may access the capital after the Securities and Exchange Commission (SEC) declares effective the registration statement to be filed by Santarus covering the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant discussed below.

•	Santarus may access capital under the CEFF in tranches of up to the lesser of $10 million or 2.5% of Santarus’ market capitalization at the time of the draw down of such tranche, subject to certain conditions. Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 10% depending on the average market price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period will be equal to the higher of $2.50 or 85% of Santarus’ share price the day before the commencement of each draw down.

•	Throughout the term of the agreement, Kingsbridge is restricted from engaging in any shorting transaction of Santarus’ common stock.

•	Santarus is not obligated to utilize any of the $75 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on Santarus’ operating activities, automatic pricing resets or minimum market volume restrictions.

•	The agreement does not prohibit Santarus from conducting additional debt or equity financing, other than financings similar to the CEFF.

•	In connection with the CEFF, Santarus issued a warrant to Kingsbridge to purchase up to 365,000 shares of common stock at an exercise price of $8.28 per share, which represents a 30% premium over the average of the closing bid prices of Santarus’ common stock during the five trading days immediately preceding the signing of the agreement. The warrant will become exercisable after the six month anniversary of the date of the agreement. The warrant will remain exercisable, subject to certain exceptions, until five years after the date of the agreement.
The securities issuable in connection with the CEFF and upon the exercise of the warrant issued to Kingsbridge have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. Santarus has agreed to file a registration statement for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant within 60 days of the date of the agreement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products to enhance the quality of life for patients with gastrointestinal diseases and disorders. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to fully utilize the CEFF as a source of future financings, whether due to the maximum number of 8,853,165 shares issuable under the CEFF consistent with Nasdaq National Market listing requirements, Santarus’ ability to satisfy various conditions to drawdowns under the CEFF, Kingsbridge’s performance of its obligations under the CEFF or otherwise; the impact on the level of Santarus’ stock price, which may decline, in connection with the implementation of the CEFF, the filing of the related registration statement or the occurrence of any drawdowns; difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the SEC.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® is a trademark of Santarus, Inc.
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